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AVENOVA®

NovaBay® PHARMA DERMAdoctor®

We're still waiting for you...

Dear Fellow Stockholder,

I am writing to request your support at NovaBay's Special Stockholders Meeting, which has been further adjourned and will reconvene on Monday, January 31, 2022. Our records indicate that the shares you held as of the October 25, 2021 proxy voting record date, remain unvoted.

There is one remaining proposal that is being considered and voted upon when the Special Meeting reconvenes, which is a proposal to amend our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock. Approval of this proposal requires an affirmative vote from 50% of NovaBay's total outstanding shares. Therefore, an unvoted share, such as yours, has the same practical impact as a vote against this important proposal. Even if you have sold some or all of your shares since the October 25th record date, you remain eligible to vote, and your proxy support is greatly appreciated.

Accordingly, we request your proxy support to secure stockholder approval of this remaining proposal, as the additional authorized shares of Common Stock relate to our recent $15 million private financing in support of the DERMAdoctor acquisition, and for the long-term benefit of all NovaBay stockholders.

In order to vote your shares, we have provided convenient means for you to vote by phone, internet, or even by a simple email or text reply in some instances. Proxy voting instructions are enclosed with this letter, for your ease of reference.

If you have any questions about how to vote your shares, please do not hesitate to call our proxy solicitation agent, toll-free at 855-643-7304.

NovaBay's Board of Directors and I have greatly appreciated the substantial level of stockholder support we have received to date, with more than 82% of the voted shares voted in support of the proposal.

If you have any questions about either this proposal, or NovaBay's strategic plan for growth from the DERMAdoctor acquisition, please contact me personally at jhall@novabay.com.

I urge you to take the time to vote your shares today.

Thank you in advance for your support.

Sincerely,

Justin M. Hall, CEO
NovaBay Pharmaceuticals, Inc

THREE WAYS TO VOTE

PROXY QUESTIONS?
Call 1-855-643-7304

ONLINE

WWW.PROXYVOTE.COM
Please have your proxy card in hand when accessing the website. There are easy-to-follow directions to help you complete the electronic voting instruction form.

PHONE

WITH A PROXY CARD
Call 1-800-690-6903 with a touch-tone phone to vote using an automated system.

MAIL

VOTE PROCESSING
Mark, sign and date your ballot and return it in the postage-paid envelope provided.

R40722-LTR

Important Information

In connection with the solicitation of proxies, on November 12, 2021, NovaBay filed a definitive proxy statement ("Proxy Statement") with the Securities and Exchange Commission ("SEC") in connection with NovaBay's Special Meeting of Stockholders held on December 17, 2021, which has been adjourned until January 31, 2022. STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE DEFINITIVE PROXY MATERIALS AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED BY NOVABAY WITH THE SEC BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION. The Proxy Statement and any other materials filed by NovaBay with the SEC can be obtained free of charge at the SEC's web site at www.sec.gov.